EXHIBIT 2 - ARTICLES OF INCORPORATION;
BYLAWS 5000000001457703
ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

FIRST: The undersigned Simon Riveles
whose address(es) is/are:
40 Wall Street, 28th Floor, New York, NY, 10005

being at least eighteen years of age, do(es) hereby form a corporation under the laws of the State of Maryland.

SECOND: The name of the corporation is:
Multi-Housing Income REIT, Inc.

THIRD: The purposes for which the corporation is formed are as follows:
The corporation may be engaged in any lawful business or activity.

FOURTH: The street address of the principal office of the corporation in Maryland is:
5000 Thayer Center, Suite C, Oakland, MD, 21550

FIFTH: The name(s) of the Resident Agent(s) of the corporation in Maryland is/are:
Registered Agents Inc.
whose address(es) is/are:
5000 Thayer Center, Suite C, Oakland, MD, 21550

SIXTH: The corporation has authority to issue 10000000
shares at $ 0.001	par value per share.

SEVENTH: The number of directors of the corporation shall be which number may be increased or decreased pursuant to the bylaws of the corporation. The name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified is/are:

Yuen Yung

IN WITNESS WHEREOF, I
have signed these
articles and
acknowledge the same to
be my act.
I hereby consent to my
designation in this
document as Resident
Agent(s) for this
corporation.


SIGNATURE(S) OF
INCORPORATOR(S):

Simon Riveles
SIGNATURE OF RESIDENT
AGENT(S) LISTED IN
FIFTH:

Bill Havre, Officer





Filing Party's Name and Return Address:

Simon Riveles, 40 Wall Street, 28th Floor, New York, NY,
10005

SDAT: 3/2007